Designated Filer: FEINBERG LARRY N
Issuer & Ticket Symbol: Biolase, Inc. [BIOL]
Date of Event Requiring Statement: November 8, 2016

Explanation of Responses:
(1)
After giving effect to this transaction, Oracle Partners, L.P. (“Partners”) owns Warrants for 749,027 shares of Common Stock, plus other warrants for 336,047 shares of Common Stock, plus 9,687,646 shares of Common Stock.  Oracle Institutional Partners, L.P. (“Institutional Partners”) owns Warrants for 101,770 shares of Common Stock, plus other warrants for 470,465 shares of Common Stock, plus 2,029,237 shares of Common Stock.  In addition, Oracle Ten Fund Master, L.P. (“Ten Fund”) owns warrants to purchase 537,674 shares of Common Stock, plus 2,513,742 shares of Common Stock.

Larry N. Feinberg serves as the managing member of Oracle Associates, LLC, the general partner of Partners, Institutional Partners and Ten Fund, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Partners, Institutional Partners and Ten Fund. Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Ten Fund, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Ten Fund. Mr. Feinberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(2)
This amount represents the weighted average purchase price of the 25,000 shares purchased by Feinberg Family Foundation for $1.60 per share and the 100,000 shares purchased by Oracle Investment Management, Inc. Employees’ Retirement Plan (the “Retirement Plan”) for $1.71 per share.

(3)
After giving effect to this second transaction, in addition to the shares owned by The Feinberg Family Foundation and the Retirement Plan disclosed in footnote 2 above, Oracle Partners, L.P. (“Partners”) owns Warrants for 749,027 shares of Common Stock, plus other warrants for 336,047 shares of Common Stock, plus 9,812,646 shares of Common Stock.  Oracle Institutional Partners, L.P. (“Institutional Partners”) owns Warrants for 101,770 shares of Common Stock, plus other warrants for 470,465 shares of Common Stock, plus 2,029,237 shares of Common Stock.  In addition, Oracle Ten Fund Master, L.P. (“Ten Fund”) owns warrants to purchase 537,674 shares of Common Stock, plus 2,513,742 shares of Common Stock. Larry N. Feinberg serves as the trustee of the Feinberg Family Foundation and is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to the Retirement Plan, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by the Feinberg Family Foundation and the Retirement Plan. Mr. Feinberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.